Exhibit 10.3

Form for Persons with Employment Agreements

CASELLA WASTE SYSTEMS, INC.
Performance-Based Stock Unit Agreement
Granted Under the 2016 Incentive Plan
1.Grant of Award.
This Agreement evidences the grant by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) on ____________ __, 201_ (the “Grant Date”) to you (the “Participant”) of performance-based stock units of the Company (individually, a “PSU” and collectively, the “PSUs”), subject to the terms and conditions set forth in this Performance-Based Stock Unit Agreement (the “Agreement”) and the Company’s 2016 Incentive Plan (the “Plan”). Each PSU represents the right to receive such number of shares of the Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) as provided in this Agreement. The target number of shares issuable under this Agreement is ______________ (the “Target Number of Shares”). The maximum number of shares issuable under this Agreement is _____________ (the “Maximum Number of Shares”). The actual number shares of Common Stock that are issuable upon vesting of the PSUs shall be calculated pursuant to the provisions of Schedule 1 and are referred to in this Agreement as “Shares.” Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.
2.Vesting; Forfeiture.
(a)    Subject to the terms and conditions of this Agreement including, without limitation, Section 2(b) below and Section 6 below, the PSUs shall vest as set forth on Schedule 1 to this Agreement, based on the achievement of certain performance goals for the applicable performance period as set forth on Schedule 1. Such date or any other date on which PSUs vest under this Agreement shall be a “Vesting Date” as referred to herein.
(b)    Except as otherwise provided in Section 2(c) or Section 6 below or in Schedule 1, PSUs shall not vest unless the Participant is, on the applicable Vesting Date, and has been at all times since the Grant Date, an employee or director of, or consultant or advisor to, the Company. For purposes of this Agreement, service with the Company shall include service with a parent, subsidiary, affiliate or division of the Company.
(c)    Notwithstanding the foregoing, and notwithstanding anything to the contrary in any employment, severance or other agreement between the Participant and the Company (any such agreement, an “Employment Agreement”), if the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (each as defined below) during the performance period, then the Award shall remain outstanding and shall vest as set forth on Schedule 1 to this Agreement, based on the achievement of the performance goals for the applicable performance period as set forth on Schedule 1 as if the Participant had remained employed by the Company through the end of the performance period. If the Participant is party to an Employment Agreement with the Company that contains a definition of “cause” or “good reason” for termination of employment, the meaning ascribed to such term in such Employment Agreement shall apply for purposes of this Section 2(c). Otherwise, “Cause” shall have the meaning set forth in the Plan and “Good Reason” shall have the meaning specified in Section 6(f) below.

1

3.Distribution of Shares.
(a)    Subject to Section 3(b) below, the Company will distribute to the Participant the Shares of Common Stock represented by vested PSUs within 75 days of the applicable Vesting Date but in no event later than March 15 of the year following the year in which the PSUs vest.
(b)    The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any PSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
(c)    Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any Shares under this Agreement except to the extent specifically permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and in no event shall the Participant have the right to designate the tax year in which the Shares are delivered.

4.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any PSUs, or any interest therein, except by will or the laws of descent and distribution.
5.Dividend and Other Shareholder Rights.
(a)    Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the PSUs granted hereunder until the Shares have been delivered to the Participant.
(b)    The Participant shall have the right to receive Dividend Equivalents with respect to the Shares in an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock between the Grant Date and the date such Shares are delivered to the Participant. Any such Dividend Equivalents shall be accrued and shall be paid to the Participant in a lump sum at the time the Shares are delivered to the Participant hereunder.
6.Provisions of the Plan; Reorganization Event or Change in Control Event.
(a)    This Agreement is subject to the provisions of the Plan, a copy of which is made available to the Participant with this Agreement.
(b)    Upon the occurrence of a Reorganization Event (as defined in the Plan), the vesting and forfeiture provisions applicable to each PSU (whether vested or unvested) shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such PSU.

(c)    Subject to Sections 6(d) and (e) hereof, upon the occurrence of a Change in Control Event (as defined in the Plan, and regardless of whether such event also constitutes a Reorganization Event, but provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i)), the acquiring or succeeding entity (or an affiliate thereof) shall assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU confers the Participant with the right to receive, for each share of Common Stock subject to the Award, the consideration (whether cash, securities or other property) received by each holder of Common Stock immediately prior to the Change in Control Event (the “Replacement Award”), provided that (i) the vesting of such Replacement Award shall only be subject to the continued service requirement in Section 2(b) hereof through the end of the performance period (and the last day of the performance period shall be a Vesting Date for purposes of this Agreement) and shall not, for the avoidance of doubt, be subject to achievement of the performance goals set forth in Schedule 1 and (ii) the amount of cash, securities or other property subject to such Replacement Award shall be determined assuming that the number of Shares subject to the PSU is equal to the greater of (i) the Target Number of Shares and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period.
(d)    In the event that the Participant’s employment is terminated by either the Company or its successor without Cause or by the Participant for Good Reason, in either case within twelve (12) months following a Change in Control Event, the remaining unvested portion of the Replacement Award shall become vested as of the date of the Participant’s termination of employment (and such date of termination shall be a Vesting Date for purposes of this Agreement). If the Participant is party to an Employment Agreement with the Company that contains a definition of “cause” or “good reason” for termination of employment, the meaning ascribed to such term in such Employment Agreement shall apply for purposes of this Section 6(d). Otherwise, “Cause” shall have the meaning set forth in the Plan and “Good Reason” shall have the meaning specified in Section 6(f) below.

(e)    Notwithstanding the foregoing, in the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume the PSUs and grant Replacement Awards in connection with a Change in Control Event, this Award shall become vested, immediately prior to the Change in Control Event, with respect to a number of Shares equal to the greater of (i) the Target Number of Shares and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period.

(f)    For purposes of this Agreement, “Good Reason” shall mean (A) a material reduction in the Participant’s base compensation; or (B) a requirement that the Participant relocate to, or perform his or her principal job functions at, an office that is more than 100 miles from the office at which the Participant was previously performing his or her principal job functions; provided, however, that no such event shall constitute Good Reason unless (X) the Participant gives the Company a written notice of termination for Good Reason not more than 100 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (Z) the Participant’s termination occurs within 180 days following the Company’s receipt of such notice.

7.Taxes.

(a)    Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of PSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the PSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the PSUs. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to PSUs.
(b)    Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the PSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to the Vesting Date, then the Participant agrees that if under applicable law the Participant will owe taxes at such Vesting Date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.
(c)    Section 409A. This Agreement is intended to be exempt from or to comply with Section 409A of the Code and shall be interpreted consistently therewith. If and to the extent (X) any portion of PSUs constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, (Y) such portion of the PSUs becomes payable upon the Participant’s separation from service pursuant to the terms of the Plan and this Agreement and (Z) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of PSUs shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any PSUs that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. The Company shall have no liability to a Participant, or any other person, if this Agreement is not exempt from, or compliant with, Section 409A of the Code.

8.Miscellaneous.
(a)    No Rights to Employment or Other Service. The Participant acknowledges and agrees that the vesting of the PSUs pursuant to Section 2 hereof is earned only by continuing service as an employee or director of, or consultant or advisor to, the Company at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee, director or other service provider for the vesting period, for any period, or at all.
(b)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)    Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
(d)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
(e)    Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).
(f)    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(g)    Entire Agreement; Conflicts and Interpretation. This Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board of Directors (or a committee thereof) has the power, among other things, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
(h)    Amendment. The Company may modify, amend or waive the terms of this Agreement prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors (or a committee thereof) of the Company. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(i)    Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Vermont and agree that such litigation shall be conducted only in the courts of Rutland County, Vermont, or the federal courts for the United States for the District of Vermont, and no other courts, where this Award is made and/or to be performed.
(j)    Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(k)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under and participation in the Plan or future PSUs that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Participant (including through an online acceptance process managed by the Company’s agent) is acceptable.
CASELLA WASTE SYSTEMS, INC.
By:___________________________
Name:
Title:

_____________________________
[Name of Participant]
Address:

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of PSUs on such date shall be paid through an automatic sale of shares as follows:

(a)    Upon any vesting of PSUs pursuant to Section 2 hereof, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the PSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the PSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.
(b)    The Participant hereby appoints the Chief Executive Officer and Chief Financial Officer of the Company, and either of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to sell the Participant’s Common Stock in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Schedule A.
(c)    The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.
The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

_______________________________

Participant Name: ________________

Date: __________________________

COMPANY CONFIDENTIAL
SCHEDULE 1
VESTING CRITERIA FOR PSUs
A.    Performance Objectives

The number of PSUs eligible to vest shall be based upon the Company’s achievement of certain Free Cash Flow and Adjusted EBITDA objectives (each as defined below) (collectively, the “Performance Objectives”) for the measurement period (the “Measurement Period”) within the performance period (the “Performance Period”), each described below. The Free Cash Flow objective will be weighted [__]%, and the Adjusted EBITDA objective will be weighted [__]%. The last day of the Performance Period shall be a Vesting Date for purposes of this Agreement.

The number of Shares issuable upon vesting of the PSUs shall be determined based upon (i) the number of PSUs determined to be eligible to vest based on the level of achievement of the Performance Objectives during the Measurement Period multiplied by (ii) the Relative Total Shareholder Return Multiplier for the Performance Period (as defined below).

The Performance Period, the Measurement Period, and the Target Number of Shares and Maximum Number of Shares that can vest at the end of the Performance Period are as follows:

Performance Period	Measurement Period	Target Number of Shares for Performance Period	Maximum Number of Shares for Performance Period

“Free Cash Flow” shall mean the following amount determined for the Measurement Period: net cash provided by operating activities, less capital expenditures (excluding acquisition and rail infrastructure related capital expenditures), less payments on landfill operating lease contracts, plus proceeds from divestiture transactions, plus proceeds from the sale of property and equipment, plus proceeds from property insurance settlement, less contributions from (distributions to) noncontrolling interest holders, plus certain cash outflows associated with landfill closure, site improvement and remediation expenditures, plus certain cash outflows associated with new contract and project capital expenditures, plus cash (inflows) outflows associated with certain business dissolutions, plus cash interest outflows associated with the timing of refinancing transactions. This is a non-GAAP Performance Objective and shall be subject to such additional adjustments for non-recurring or unusual items as the Compensation Committee shall determine in its sole discretion.

“Adjusted EBITDA” shall mean the following amount determined for the Measurement Period: earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations, adjusted for the following items: gains or losses on assets sales or divestiture transactions; development project charge write-offs; legal, contract or tax settlement costs; bargain purchase gains; asset or goodwill impairment charges; environmental remediation charges; severance and reorganization costs; expenses from divestiture, acquisition and financing transactions; gains on the settlement of acquisition related contingent consideration; fiscal year-end transition costs; proxy contest costs; losses on the abandonment or the closure and discontinuation of operations. This is a non-GAAP Performance Objective and shall be subject to such additional adjustments for non-recurring or unusual items as the Compensation Committee shall determine in its sole discretion.

“Total Shareholder Return” shall mean the following amount determined for the Performance Period: (Ending Stock Price + Dividends Paid) / Initial Stock Price, which shall be based on (a) the average closing stock price during the 15 trading days prior to but not including the first day of the Performance Period (“Initial Stock Price”); (b) dividends paid between the first day of the Performance Period and the last day of the Performance Period, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 15 trading days prior to and including the last day of the Performance Period (“Ending Stock Price”).

“Relative Total Shareholder Return” shall mean: the Company’s Total Shareholder Return relative to the Russell 2000 Index.

The performance against target for each Performance Objective shall be calculated using the same methodology as that used by the Company in preparing its Financial Statements (as defined below); the calculation of any non-GAAP adjustments shall be made using the same methodology as that used by the Company to prepare non-GAAP financial information included in its public releases or used to operate the business. If, at the end of the Performance Period, the Company is required to make periodic reports under the Exchange Act, the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply for such Performance Period. If, at the end of the Performance Period, the Company is not required to make periodic reports under the Exchange Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply for the Performance Period. The applicable financial statements may be referred to herein as the “Financial Statements.”

The Compensation Committee shall certify in writing the level of achievement of the performance goals promptly following the end of the Performance Period, once the relevant Financial Statements have been finalized.

B.    Calculation of Number of Shares Issuable

The number of Shares issuable at the end of the Performance Period shall be equal to (i) the Target Number of Shares multiplied by (ii) the percentage of the Target Number of Shares that are eligible to vest hereunder determined based on the level of achievement of the Performance Objectives, calculated under Step One below multiplied by (iii) the Relative Total Shareholder Return Multiplier, calculated under Step Two below.
Step One.
The percentage of the Target Number of Shares that is eligible to vest at the end of the Performance Period shall be equal to the sum of:

(i) the product of (x) [__]% and (y) the Free Cash Flow Attainment Factor for the Performance Period; and
(ii) the product of (x) [__]% and (y) the Adjusted EBITDA Attainment Factor for the Performance Period.
The table below sets forth the associated Attainment Factor for the Free Cash Flow Performance Objective based on the level of achievement against the performance target for such Performance Objective for the Measurement Period.

Level of Achievement	Free Cash Flow for Measurement Period ($ in millions)	Attainment Factor
Minimum
Target
Maximum
The table below sets forth the associated Attainment Factor for the Adjusted EBITDA Performance Objective based on the level of achievement against the performance target for such Performance Objective for the Measurement Period.

Level of Achievement	Adjusted EBITDA for Measurement Period ($ in millions)	Attainment Factor
Minimum
Target
Maximum

In measuring the achievement of the Performance Objectives for the Measurement Period and calculating the related Attainment Factor, achievement will be linearly interpolated between the percentages set forth in the tables above based on actual results as determined and certified by the Compensation Committee. If the achievement of a Performance Objective for the Measurement Period is at or below the “minimum performance” level set forth in the tables above, the Attainment Factor for such Performance Objective shall be 0%.

By way of example only and not as an expression of expected results, assume that: (i) Free Cash Flow for the Measurement Period is $[__________], resulting in an Attainment Factor for the Free Cash Flow Performance Objective of [___]% and (ii) the Adjusted EBITDA for the Measurement Period is $[__________], resulting in an Attainment Factor for the Adjusted EBITDA Performance Objective of [__]%. The percentage of the Target Number of PSUs eligible to vest at the end of the Performance Period shall be equal to [__]%, calculated as the sum of:

(i) the product of (x) [__]% and (y) [__]%, the Free Cash Flow Attainment Factor for the Performance Period; and
(ii) the product of (x) [__]% and (y) [__]%, the Adjusted EBITDA Attainment Factor for the Performance Period.

Step Two

The Relative Total Shareholder Return Multiplier is calculated in the manner set forth in the table below based on the Relative Total Shareholder Return for the Performance Period:

Level of Achievement	Relative Total Shareholder Return	Relative Total Shareholder Return Multiplier
Minimum
Lower Mid
Upper Mid
Maximum

In measuring the achievement of the Relative Total Shareholder Return for the Performance Period and calculating the related Relative Total Shareholder Return Multiplier, achievement will be linearly interpolated between the percentages set forth in the table above based on actual results as determined and certified by the Compensation Committee.

By way of example only and not as an expression of expected results, if the Relative Total Shareholder Return is [__]%, then the Relative Total Shareholder Return Multiplier would be [__]%. Continuing the above example, the number of Shares issuable pursuant to this PSU Agreement at the end of the Performance Period would be equal to (i) the Target Number of Shares for the Performance Period multiplied by (ii) [__]% (determined under Step One) multiplied by (iii) [__]% (determined under Step Two).

In no event may the number of Shares issuable at the end of the Performance Period exceed the Maximum Number of Shares for the Performance Period.

C.    Effect of an Acquisition or Disposition by the Company
In the event that the Company closes an Acquisition Transaction or Disposition Transaction (each as defined below) during the Performance Period, the Compensation Committee shall make adjustments to affected performance targets to give effect to the expected impact on such targets of the applicable Acquisition Transaction or Disposition Transaction (including whether it is accretive or not) as determined by the Compensation Committee in its sole discretion exercised in good faith.

An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving the Company and an entity not previously owned by the Company, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity, in each case other than a Change in Control. A “Disposition Transaction” means the sale of a division, business unit or set of business operations and/or related assets to a third party.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon delivery of the Shares of Common Stock represented by vested PSUs, if any, as contemplated by this Agreement. This Agreement shall be deemed to be automatically amended, without further action by the Company or the Participant, to give effect to any adjustments required by this Section C.

D.    Effect of Death or Disability of the Participant

If the Participant dies or is disabled (within the meaning of Section 409A of the Code) prior to the end of the Performance Period, then the PSUs shall vest as to a number of Shares equal to the greater of (i) the Target Number of Shares for the Performance Period and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the Performance Period as if the death or disability had not occurred. The Shares of Common Stock represented by such vested PSUs shall be delivered to the Participant or the Participant’s estate within 75 days following such death or disability.